Exhibit 16

May 6, 2002

Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Dear Sir/Madame:

We have read paragraphs 1, 2, 3 and 4 of Item 4 included in the Form 8-K dated May 3, 2002 of Avistar Communications Corporation to be filed with the Securities and Exchange Commission on or around May 7, 2002 and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

Cc: Mr. Robert Habig, CFO – Avistar Communications Corporation